Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT TO RIGHTS AGREEMENT, dated September 24, 2008 (the “Amendment”), between PHARMACOPIA, INC. (as successor by name change to Pharmacopeia Drug Discovery, Inc.), a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Rights Agent”).

Capitalized terms used but otherwise not defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement (as hereinafter defined).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated April 30, 2004 (the “Rights Agreement”);

WHEREAS, neither the Distribution Date nor the occurrence of any Triggering Event has occurred as of the date hereof;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has directed the Rights Agent to enter into this Amendment; and

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Merger Agreement (as defined below) (pursuant to which the Parent Parties and the Company will consummate the business combinations and other transactions provided for therein in order to advance their respective long-term strategic business interests) in order to render the Rights inapplicable to the Mergers (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.             Amendments.

(a)           Amendment to Section 1(a). The following text is added at the end of the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, none of the Parent Parties shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Mergers, (iii) the consummation of the Mergers or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Common Stock of the Company pursuant to the Mergers or the Merger Agreement.”

(b)           The following definitions are added to Section 1 of the Rights Agreement in the appropriate alphabetical order:

“Merger 1 Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of September 24, 2008, as the same may be amended from time to time by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), Marqaux Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub 1”), Latour Acquisition, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Merger Sub 2,” and together with Parent and Merger Sub 1, the “Parent Parties”), and the Company.

“Mergers” shall have the meaning assigned to such term in the Merger Agreement.

 “Parent Parties” shall have the meaning assigned to such term in the Merger Agreement.

(c)           Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(a)  Subject to Section 7(e), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a)), in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-ten thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on the tenth anniversary hereof, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board of Directors, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24, or (iv) immediately prior to the Merger 1 Effective Time.”

2.             The Rights Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Rights Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

3.             Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Rights Agreement to “this Agreement, “hereunder,” “hereof,” “herein” or words of like import, shall mean and be a reference to the Rights Agreement, as amended hereby. Except as specifically amended above, the Rights Agreement shall remain in full force and effect, without modification, waiver or amendment, and is hereby ratified and confirmed.

4.             This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.             This Amendment may be executed in any number of counterparts and such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

PHARMACOPEIA, INC.

By:	/s/ Joseph A. Mollica
Name: Joseph A. Mollica
Title: Chairman of the Board of Directors and
Interim President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice-President